SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

October 9, 2013

Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600

Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01 – Entry into a Material Definitive Agreement

On October 9, 2013, Hotel Outsource Management International, Inc. (“HOMI”) entered into a new loan agreement with Daniel Cohen, who is a shareholder and director of HOMI, as well as its President. Pursuant to this loan agreement, Mr. Cohen agreed to loan to HOMI the sum of $50,000, bearing 8% annual interest.  The funds were wired to HOMI in September 2013, and the date of the loan shall be deemed to be October 1, 2013. The principal and all accrued interest shall be repaid in sixteen (16) consecutive quarterly payments commencing January 1, 2014 and thereafter on the first day of each calendar quarter, ending with the final payment on October 1, 2017. However, there will be a two (2) year grace period for the principal of the loan, with the result that the first eight (8) quarterly repayments shall consist solely of accrued interest, while the final eight (8) quarterly payments will consist of principal plus accrued interest.

Pursuant to this loan agreement, within thirty (30) days of closing an equity investment of $600,000 or more, HOMI may elect to repay all or any portion of the outstanding loan and/or accrued interest in shares of HOMI common stock which shares shall be value at the same price per share as in the corresponding equity investment.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1	Loan Agreement by and between HOMI and Daniel Cohen. dated October 9, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

October 9, 2013	Hotel Outsource Management International, Inc.

	By:	/s/ Daniel Cohen
	Name:	Daniel Cohen
	Title:	President